EXHIBIT 99.1

NEWS RELEASE

RANGE PROUCTION INCREASES 32%

FORT WORTH, TEXAS, OCTOBER 18, 2004...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an update on its operations. For third quarter 2004, production totaled 209.7 Mmcfe per day, a 32% increase over the prior-year period. The production increase was due to the impact of the Great Lakes acquisition and continued drilling success. Range’s drilling activity is at a record level with 23 rigs currently running.

The Company also announced that its board of directors increased the 2004 capital expenditure budget to $169 million to facilitate additional development drilling. The expanded budget covers the drilling of 452 (327.9 net) wells. Through September 30, $122 million had been expended, of which $53 million was spent in the third quarter. Third quarter capital funded the drilling of 130 (113.0 net) wells and 24 (18.6 net) recompletions. Three (2.5 net) of the wells proved unproductive. For the quarter, the Company expects to recognize exploration expense of $4.3 million, including approximately $2.0 million in dry hole expense and $1.0 million in seismic expense. By September 30, 59 of the newly drilled wells had been placed on production. The remaining wells were in various stages of completion or waiting on pipeline connection.

In Appalachia, 85 (75.5 net) wells were drilled in the quarter, all of which were successful. For the first nine months of 2004, the division drilled 214 of 290 wells planned. Presently, 10 rigs are drilling in various project areas in Ohio, Pennsylvania and New York. In the fourth quarter, five wells are planned in the shallow portion of the Trenton Black River play in northern New York, including an offset to the Harper #1 discovery well, which is expected to be placed on production by year-end. In Pennsylvania, the initial five wells of a coalbed methane program have been drilled, and three have been placed online. An additional 5-10 well program is scheduled to begin in the fourth quarter. Also in Pennsylvania, four refracs have been undertaken, yielding an average daily increase of 60 mcf per well. Ten additional refracs are planned before year-end, and assuming continued success, the program will be pursued aggressively in 2005. The estimated finding cost of the refracs is $0.52 per mcfe. Based on an initial study, 200 wells have been identified as refrac candidates. Also, the division has initiated five of seven wells planned in the deeper Knox and Huntersville Chert plays. Three were successful and are on production or in various stages of pipeline connection, a fourth is awaiting completion, and the fifth is drilling. Finally, the division is continuing to test a shale play in Pennsylvania. The Company expects to report initial results by year-end.

In West Texas in the Conger Field, Range is drilling the 25th well of a continuous drilling program that began in March. To date, 20 wells have been completed and placed on production for a combined rate of 8.2 (6.2 net) Mmcfe per day. At the Fuhrman-Mascho Field in Andrews County, Range has expanded its drilling program to include two rigs and is currently drilling the 38th and 39th in-fill well in 2004. For the year, 51 in-fill development wells and two water injection wells are budgeted. A refrac program has also been recently initiated at Fuhrman-Mascho. So far, nine refracs have been undertaken, adding incremental production of 2.2 (1.7 net) Mmcfe per day. Production from the field is currently running 16 (12.8 net) Mmcfe per day, a two-fold increase since year-end 2003. In Val Verde, 18 wells have been recompleted adding initial incremental production of 6.2 (4.7 net) Mmcfe per day. Previously, Range announced an onshore Texas discovery well that tested 4.0 (0.8 net) Mmcfe per day at over 10,000 psi flowing tubing pressure. In November, pipeline construction and facility installation should be completed to begin gas sales. Range owns leases totaling nearly 15,000 acres with working interests varying between 25% and 100%. Also in the area, Range has a 25% interest in approximately 30,000 acres of lease options. The drilling of an additional well, targeting 15,000 feet is anticipated to commence prior to year-end with Range’s interest totaling 50% to 60%.

In the Midcontinent region, 13 (7.7 net) wells were drilled in the third quarter. All 5 (1.5 net) of the wells drilled in Watonga-Chickasha during the quarter were successful. Three are producing, and the other two are being completed. The most notable completion was the Galileo #1, which is currently producing 2.3 (0.9 net) Mmcfe per day and has four additional pay intervals behind pipe. Seven (5.4 net) successful wells were also drilled in the Texas Panhandle, including two shallow Brown Dolomite completions which are currently producing at a combined rate of 1.9 (1.0 net) Mmcfe per day. Five rigs are currently drilling in the Midcontinent region.

In the Gulf Coast, the High Island 119 A-1 #2 was placed online and is expected to produce at a rate of 25 (2.2 net) Mmcfe per day. An offset development well, the A-2, is currently drilling and, if successful, should be online late in the fourth quarter. Three additional wells are currently drilling. These include high-potential exploratory tests at the Falcon Prospect in East Cameron 33 (37.5% WI) and the Secretariat Prospect in West Cameron 36 (33% WI), as well as an onshore field extension well (68% WI) offsetting Range’s Smith #1, a Yegua discovery drilled late last year. The Smith #1 continues to produce at 9.3 (4.6 net) Mmcfe per day.

Commenting on the announcement, John Pinkerton, Range’s President, said, “We are very pleased that the continued success of our drilling program enabled us to meet our production guidance in spite of the impact of Hurricane Ivan and delays in pipeline hookups throughout our operational areas. As we continue to exploit our large inventory of drilling projects, we anticipate steady production growth in the fourth quarter and into 2005. Growing production, coupled with higher realized prices is expected to drive record results for the remainder of this year and for 2005.”

RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwest, Appalachian and Gulf Coast regions of the United States.

Except for historical information, statements made in this release, including those relating to expected future production growth and record results are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2004-29

Contact:	Rodney Waller, Senior Vice President
Karen Giles
(817) 870-2601
www.rangeresources.com

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